Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-217342) and related Prospectus of Milacron Holdings Corp. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2017, with respect to the consolidated financial statements and schedule of Milacron Holdings Corp., and the effectiveness of internal control over financial reporting of Milacron Holdings Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

May 1, 2017